Exhibit 10.11

SECOND ADDENDUM TO THE EMPLOYMENT AGREEMENT BETWEEN
VERTEX ENERGY, INC.

and

GREG WALLACE

THIS SECOND ADDENDUM (this “Addendum”) made this 15th day of June, 2012 by and between GREG WALLACE (hereinafter “Wallace”) and VERTEX ENERGY, INC., a Nevada corporation, (hereinafter referred to as the “Company”), to the Employment Agreement originally executed on or about January 1, 2007, amended on or about February 22, 2010, and modified by that certain Addendum to Employment Agreement entered into on July 5, 2011, as amended, modified and added to from time to time, the "Agreement" between the same parties.

W I T N E S S E T H:

WHEREAS, both parties have agreed to make the following Addendum to the Agreement simultaneously with the execution thereof;

NOW THEREFORE, in consideration of the contractual terms and conditions agreed in the Agreement, as amended by this Addendum, and of the mutual terms, conditions and covenants of the parties set forth in the Agreement as amended, and this Addendum thereto, the parties hereto amend the Agreement as follows, which Addendum shall control over any inconsistent terms elsewhere in the Agreement; and

Effective with the execution of this Addendum, the Agreement incorporates into and makes a part of the Agreement the additions and modifications as follows, which additions and modifications are approved, acknowledged and ratified by each Party.

1.           The Following Section shall be considered added to and as a part of the Agreement for all purposes, with the execution of this Addendum, to wit:

“2012 – 2015 Commission Compensation”

The Company hereby sets the bonus compensation for the period from January 1, 2012 to December 31, 2014 as provided below.  Commission compensation will be provided to Wallace if and only if the Company earns Adjusted Gross Margin (as defined below) recorded in the Company’s General Ledger.

Period:  January 1, 2012 to December 31, 2014 (each calendar year, a “Commission Year”)

Commission Compensation -

The Company agrees to pay commissions to Wallace for each Commission Year, calculated at 10% of the Commission Year's "Adjusted Gross Margin" on the Vertex Refining and Marketing book of business managed by Greg Wallace (the “Earned Bonus Commission”).  In addition to Earned Bonus Commission, in the event that year end Adjusted Gross Margin exceeds $2,477,393 (for the 2012 Commission Year) (the “Adjusted Gross Margin Limit”) in any Commission Year, Wallace shall earn (in addition to the Earned Bonus Commission), commission on the amount exceeding such Adjusted Gross Margin Limit (“Exceeded Commission”) at a rate of 5%, which will be paid out according to the detailed schedule provided below similar to the Earned Bonus Commission.  Exceeded Commission levels will be established and documented on a yearly basis.  Commissions shall be calculated and paid based on quarterly and year-end reports.  "Adjusted Gross Margin" is defined as Gross Margin minus general and administrative overhead directly related to the segments of Vertex Refining and Marketing which relates to business conducted in Port Arthur and managed by Wallace and excludes the re-refining of certain oil feedstock referred to as the “Thermal/chemical extraction process” (“TCEP”).  Final year-end commission calculations shall be made after year-end close of accounting records and no later than April 20th of each year following the applicable Commission Year in which the Commission Compensation is to be earned (i.e., 2013 for Commission Compensation earned in the 2012 Commission Year, each a “Payment Year”).

Payments of Commissions due for each Payment Year shall be paid in three (3) installments according to the following schedule and adjusted annually subject to earnings criteria and cash flows available, to wit (the “Installment Payments”):

•
The First Installment shall be payable on May 25th of the applicable Payment Year, in the amount of 25% of the prior Commission Year’s Earned Bonus Commission and Exceeded Commission (the “First Installment Payment”); provided however, that such First Installment Payment will not exceed 50% of the cumulative Adjusted Gross Margin for the first quarter of the applicable Payment Year.

•
The Second Installment shall be payable on August 25th of the applicable Payment Year, in the amount of 25% of the prior Commission Year’s Earned Bonus Commission and Exceeded Commission, plus any accumulated and unpaid carried forward bonus not paid in the First Installment (the “Second Installment Payment”); provided however, that such Second Installment Payment will not exceed 50% of the cumulative Adjusted Gross Margin for the second quarter of the applicable Payment Year.

•
The Third Installment shall be payable on November 25th of the applicable Payment Year, in the amount of 50% of the prior Commission Year’s Earned Bonus Commission and Exceeded Commission, plus any accumulated and unpaid carried forward bonus not paid in the First and Second Installments (the “Third Installment Payment”); provided however, such Third Installment Payment will not exceed 50% of the cumulative Adjusted Gross Margin for the third quarter of the applicable Payment Year. Any excess commission due and payable after the payment of the Third Installment, shall accumulate and carry forward for payment calculations applicable to the First Installment due for the following Payment Year.”

Period:  January 1, 2015 to December 31, 2015 (“2015 Commission Year”)

Commission Compensation –

The Company agrees to pay commissions to Wallace for the 2015 Commission Year, calculated at 15% of the Commission Year's "Adjusted Gross Margin" on the Vertex Refining and Marketing book of business managed by Greg Wallace (the “Earned Bonus Commission”).  All payment schedules and installments to be the same as prior years.

2.           Installment Payments shall continue to be due pursuant to the schedule above for each Payment Year applicable to a Commission Year, ending on the earlier of (a) the termination date of Wallace’s employment with the Company, provided that Wallace shall earn commission compensation for the then Commission Year due to Wallace through the date of such termination only; and (b) November 25, 2015 (the “Final Regular Payment Date”).  In the event that any accrued and unpaid Earned Bonus Commission or Exceeded Commission remains outstanding on the Final Regular Payment Date, such remaining Earned Bonus Commission and Exceeded Commission (the “Remaining Bonus”) shall continue to accrue to Wallace and be paid based on the Installment Payments above with the “prior Commission Year’s Earned Bonus Commission and Exceeded Commission” being substituted with the Remaining Bonus for any and all purposes and the “Payment Year” being the applicable calendar year, with any unpaid amount of the Remaining Bonus continuing to accrue year after year until paid pursuant to the Installment Payments described above, if ever; provided further that the Company’s obligation to pay any Remaining Bonus or accrued and unpaid bonus to Wallace shall cease on the second anniversary of the termination date of Wallace’s employment with the Company (“Bonus Payment Termination Date”), and any Remaining Bonus or accrued and unpaid bonus not paid by such Bonus Payment Termination Date shall be automatically forgiven and waived, and Wallace shall be deemed to have automatically released the Company’s obligation to make such payment (“Forgiveness” which shall refer to Wallace’s release of the Company’s obligation to make any such payment and confirmation that no such payment is due).

3.           All unpaid and accrued installment payments will accrue interest at the rate of LIBOR + 3% per annum until paid or subject to Forgiveness (LIBOR to be determined as of May 25th  of each Commission Year).  Any unpaid interest will accrue to the next payment, subject to the limitations described above or Forgiveness.

4.           Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Addendum and the transactions contemplated herein.

5.           The parties hereby reaffirm all terms, conditions, covenants, representations and warranties made in the Agreement, to the extent the same are not amended, modified or added to hereby.

6.           Upon the effectiveness of this Addendum, each reference in the Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Agreement as modified hereby.

7.           Except as specifically modified or added to herein, the Agreement and the terms and conditions thereof shall remain in full force and effect.

8.           This Addendum may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Addendum or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Addendum signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Addendum shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

COMPANY:

Vertex Energy, Inc.

By: /s/ Benjamin P. Cowart
Name:    Benjamin P. Cowart

Title:      President

WALLACE:

Greg Wallace

/s/ Greg Wallace